Franklin Financial Corporation Reports Third Quarter 2012 Financial Results

Richmond, Va., August 2, 2012 – Franklin Financial Corporation (NASDAQ: FRNK), or “the Company”, the parent company of Franklin Federal Savings Bank, announced a net loss for the three months ended June 30, 2012 of $354,000, or $0.03 per share, compared to a net loss of $3.3 million, or $0.25 per share, for the three months ended June 30, 2011. Net income for the nine months ended June 30, 2012 was $3.9 million, or $0.30 per share, compared to $494,000, or $0.04 per share, for the nine months ended June 30, 2011.

“We are disappointed to report a net loss for the quarter ended June 30, 2012, which we believe masks some very positive developments during the quarter, including significant reductions in non-performing, classified and criticized assets and an increase in tangible book value per share despite the net loss,” noted Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer. “The net loss was due primarily to other-than-temporary impairment charges and realized losses on corporate equity securities, which have been adversely affected by global economic events. We have decided to reduce our exposure in response to these events, so in July 2012, we sold $5.6 million of equity securities, and we will continue this process in the months ahead.”

Third Quarter Highlights

•	The net loss for the three months ended June 30, 2012 was primarily the result of other-than-temporary impairment (“OTTI”) charges on securities included in earnings of $2.1 million and net losses on sales of securities of $777,000 for the quarter resulting from the Company’s efforts to reduce its exposure to equity securities. The Company received no tax benefit on these charges/losses due to its capital loss carry-forwards.
•	The Company recorded a credit provision for loan losses of $390,000 for the three months ended June 30, 2012 compared to a provision expense of $1.8 million for the three months ended June 30, 2011.
•	Nonperforming assets decreased $7.0 million in the three months ended June 30, 2012 to $37.8 million.
•	Total criticized assets declined $17.8 million in the three months ended June 30, 2012 to $73.3 million.
•	Net interest margin for the three months ended June 30, 2012 declined three basis points to 2.65% from the prior quarter.
•	The Company repurchased 526,300 shares of its common stock for $8.0 million ($15.19 per share on average) under its stock repurchase program announced last quarter and conducted under SEC Rule 10b5-1.
•	The Company, through an independent trustee, purchased 284,600 shares of its common stock for $4.3 million ($15.18 per share on average) for its 2012 Equity Incentive Plan.
•	During the three months ended June 30, 2012, the Company exchanged nine FHLB borrowings totaling $160.0 million for new advances of the same amount. The exchanges will reduce interest expense on FHLB advances in future years, including $2.0 million over the next eighteen months.

Net Interest Income

Net interest income for the three months ended June 30, 2012 decreased $199,000, or 2.9%, compared to the same period in the prior year as a result of a lower interest rate environment and a higher mix of investment securities rather than loans in the quarter ended June 30, 2012 compared to the comparable quarter in 2011. Average interest-earning assets decreased $60.0 million and average interest-bearing liabilities declined $35.1 million for the three months ended June 30, 2012 compared to the three months ended June 30, 2011. Interest income on loans declined $457,000 and interest income on securities declined $549,000 while deposit costs declined $613,000 and FHLB borrowing costs declined $236,000. Our net interest margin for the three months ended June 30, 2012 increased 5 basis points to 2.65% from the same period in the prior year, as a decrease in the yield on securities of 66 basis points was more than offset by a 32 basis point decline in the cost of deposits and a 24 basis point decline in the cost of FHLB borrowings. The primary cause of the decrease in the yield on securities was a 125 basis point decline in the yield on collateralized mortgage obligations (“CMOs”) as we continued to purchase lower-yielding short-term CMOs in order to comply with qualified thrift lender requirements without taking on excessive interest rate risk. The decline in the cost of FHLB borrowings was the result of the Company’s exchange of nine FHLB advances for lower-rate advances. In connection with these exchanges, the Company paid prepayment penalties totaling $18.3 million, which will be amortized over the life of the new advances as an adjustment to rate. The exchanges will reduce interest expense on FHLB advances in future years, including $2.0 million over the next eighteen months.

Net interest income for the nine months ended June 30, 2012 increased $970,000, or 5.0%, compared to the same period in the prior year primarily as a result of investing the funds received in the Company’s mutual-to-stock conversion in April 2011 and the decline in rates paid on deposits. Deposit costs declined $2.0 million for the nine months ended June 30, 2012 compared to the comparable period in the prior year. Our net interest margin for the nine months ended June 30, 2012 decreased 2 basis points to 2.67% from the same period in the prior year, as a decrease in the cost of deposits of 38 basis points was more than offset by a 72 basis point decline in the yield on securities. The primary cause of the decrease in the yield on securities was a 125 basis point decline in the yield on CMOs for the reasons explained above.

Noninterest Income, Excluding Impairment Charges and Gains and Losses on Sales of Securities

Noninterest income, excluding impairment charges and gains and losses on sales of securities, increased $856,000, or 134.4%, to $1.5 million for the three months ended June 30, 2012 compared to $638,000 for the three months ended June 30, 2011. This increase was primarily the result of a $796,000 increase in net gains on sales of real estate owned, which were $711,000 for the three months ended June 30, 2012 compared to net losses of $85,000 for the three months ended June 30, 2011.

For the nine months ended June 30, 2012, noninterest income, excluding impairment charges and gains and losses on sales of securities, increased $1.9 million, or 102.0%, to $3.8 million compared to $1.9 million for the nine months ended June 30, 2011. This increase was primarily the result of a $1.4 million increase in net gains on sales of real estate owned, which were $1.3 million for the nine months ended June 30, 2012 compared to net losses of $32,000 for the nine months ended June 30, 2011, combined with a $541,000 increase in other service charges and fees. The increase in other service charges and fees related to fees received on the prepayment of several large loans.

Impairment Charges and Gains and Losses on Sales of Securities

The Company recorded OTTI charges in earnings of $2.1 million for the three months ended June 30, 2012 compared to charges of $1.3 million for the three months ended June 30, 2011. OTTI charges for the three months ended June 30, 2012 included $153,000 on debt securities and $1.9 million on equity securities compared to $501,000 on debt securities and $752,000 on equity securities for the three months ended June 30, 2011. OTTI charges on equity securities related primarily to the impairment of an exchange-traded fund designed to move inversely with 20-year treasury yields. In addition to the OTTI recognized on this security, the Company sold a portion of its investment in the security and recognized a loss on sale of $1.4 million. This loss on sale was partially offset by gains on sales of other securities for net losses on sales of securities of $777,000 for the quarter ended June 30, 2012 compared to no net gains or losses for quarter ended June 30, 2011.

For the nine months ended June 30, 2012, the Company recorded OTTI charges in earnings of $4.4 million compared to charges of $1.9 million for the nine months ended June 30, 2011. OTTI charges for the nine months ended June 30, 2012 included $968,000 on debt securities and $3.4 million on equity securities compared to charges of $1.1 million on debt securities and $803,000 on equity securities for the nine months ended June 30, 2011. OTTI charges on equity securities related primarily to investments in Virginia-based community banks as well as the exchange-traded fund discussed previously. In addition to the OTTI recognized on this exchange-traded fund, the Company sold a portion of its investment in the security and recognized a loss on sale of $1.4 million. This loss on sale was partially offset by gains on sales of other securities for net losses on sales of securities of $777,000 for the nine months ended June 30, 2012 compared to net gains of $265,000 for the nine months ended June 30, 2011.

In July 2012, the Company sold all of its remaining investment in the exchange-traded fund as well as a significant portion of its investments in stocks of financial institutions and other companies with exposure to global credit, currency, and other risks. In total, the Company sold $5.6 million of such stocks in July 2012 and realized a gain on the sale of $281,000. At July 31, 2012, the Company’s available for sale corporate equity securities had an estimated fair value of $18.9 million, with gross unrealized gains of $3.1 million and gross unrealized losses of $397,000. Of the $18.9 million, approximately 74% was in Virginia-based community banks.

Despite the realized losses and the OTTI charges on equity securities recognized in net income for the nine months ended June 30, 2012, there was unrealized appreciation on equity securities of $5.3 million for the nine months ended June 30, 2012, and the equity securities portfolio improved from a net unrealized loss of $7.1 million at September 30, 2011 to a net unrealized gain of $2.4 million at June 30, 2012.

Other Noninterest Expenses

Other noninterest expenses were $5.1 million and $12.2 million for the three and nine months ended June 30, 2012, respectively, compared to $9.6 million and $17.1 million for the three and nine months ended June 30, 2011, respectively. The primary cause of the decline in both comparative periods was $5.6 million in contributions to The Franklin Federal Foundation made in April 2011 in connection with the Company’s mutual-to-stock conversion compared to no such contributions made in the three or nine months ended June 30, 2012. These decreases were partially offset by increases in personnel expense of $395,000 and $646,000, respectively, for the three and nine months ended June 30, 2012 compared to the comparable prior year periods related primarily to the employee stock ownership plan that was established in connection with the Company’s mutual-to-stock conversion and stock-based compensation expense recognized in connection with the Franklin Financial Corporation 2012 Equity Incentive Plan. Also, for the three months ended June 30, 2012 compared to the three months ended June 30, 2011, impairment charges on other real estate owned increased $553,000.

Asset Quality

Nonperforming assets decreased $7.0 million in the three months ended June 30, 2012 and $13.0 million in the nine months ended June 30, 2012 to $37.8 million. The decrease for the three months ended June 30, 2012 was the result of a $8.7 million decrease in nonperforming loans partially offset by a $1.7 million increase in other real estate owned. Nonperforming loans totaled $27.3 million at June 30, 2012 compared to $36.0 million at March 31, 2012 and $42.2 million at September 30, 2011. Other real estate owned increased to $10.6 million at June 30, 2012 from $8.8 million at March 31, 2012 and $8.6 million at September 30, 2011. Total nonperforming loans as a percentage of total loans at June 30, 2012 were 5.72% compared to 7.63% at March 31, 2012 and 8.50% at September 30, 2011.

The Company recorded a credit provision for loan losses of $390,000 for the three months ended June 30, 2012 compared to a provision expense of $1.8 million for the three months ended June 30, 2011. The Company recorded a credit provision for loan losses of $542,000 for the nine months ended June 30, 2012 compared to a provision expense of $2.5 million for the nine months ended June 30, 2011. The allowance for loan losses as a percentage of total loans was 2.26% at June 30, 2012 compared to 2.38% at March 31, 2012 and 2.95% at September 30, 2011.

Share Repurchase Program

On May 3, 2012, the Board of Directors approved a stock repurchase program whereby the Company may repurchase up to 5%, or 715,141 shares, of its outstanding common stock either on the open market or through private transactions until October 31, 2012. Purchases are being conducted through an SEC Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P. (“Sandler”) whereby Sandler will, from time to time and in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended, act as agent for the Company in purchasing shares based upon the parameters of the Rule 10b5-1 repurchase plan. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. During the three months ended June 30, 2012, the Company repurchased 526,300 shares of outstanding common stock for $8.0 million, or an average price of $15.19 per share.

FHLB Advance Restructurings

During the three months ended June 30, 2012, the Company exchanged nine FHLB borrowings totaling $160.0 million for new advances of the same amount. In connection with these exchanges, the Company paid prepayment penalties totaling $18.3 million, which have been treated as a discount on the new debt and are being amortized over the life of the new advances as an adjustment to the rate. The exchange extended borrowings with original interest rates of 3.44% to 5.85% and maturities of 2013 to 2020 into new borrowings with stated rates of 1.05% to 4.49% and maturities of 2016 to 2032. These exchanges will reduce FHLB borrowing expenses in future years, including $2.0 million over the next eighteen months.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating both owner and non-owner-occupied one-to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a continued decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Additional factors that may affect our results are discussed in the Company’s Form 10-K for the year ended September 30, 2011 under the Item 1A titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(Dollars in thousands)	2012	2011	2012	2011
Operating Data:
Interest and dividend income	$10,698	$11,746	$33,152	$34,437
Interest expense	3,989	4,838	12,602	14,857
Net interest income	6,709	6,908	20,550	19,580
Provision for loan losses	(390)	1,825	(542)	2,537
Net interest income after provision
for loan losses	7,099	5,083	21,092	17,043
Noninterest (expense) income:
Impairment of securities reflected in earnings	(2,058)	(1,253)	(4,384)	(1,934)
(Losses) gains on sales of securities, net	(777)	-	(777)	265
Gains (losses) on sales of other real estate owned	711	(85)	1,336	(32)
Other noninterest income	783	723	2,429	1,896
Total noninterest (expense) income	(1,341)	(615)	(1,396)	195
Other noninterest expenses	5,065	9,587	12,231	17,084
Income (loss) before provision
for income taxes	693	(5,119)	7,465	154
Income tax expense (benefit)	1,047	(1,844)	3,536	(340)
Net (loss) income	$(354)	$(3,275)	$3,929	$494

Per Share Data

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(Amounts in thousands, except per share data)	2012	2011	2012	2011
Basic (loss) income per share	$(0.03)	$(0.25)	$0.30	$0.04
Diluted (loss) income per share	$(0.03)	$(0.25)	$0.30	$0.04
Tangible book value per share at end of period	$18.40	$17.95	$18.40	$17.95
Shares outstanding at end of period	13,777	14,303	13,777	14,303
Weighted-average shares outstanding
Basic	13,029	13,166	13,152	13,166
Diluted	13,050	13,166	13,159	13,166

Linked-Quarter Data

(Dollars in thousands)	June 30, 2012	March 31, 2012	September 30, 2011
Financial Condition Data:
Total assets	$1,080,994	$1,099,870	$1,096,977
Cash and cash equivalents	130,873	135,996	115,749
Securities available for sale	384,389	404,659	396,809
Securities held to maturity	21,801	22,975	25,517
Loans, net	462,861	457,037	478,423
Loans held for sale	665	1,953	922
Cash surrender value of bank-owned life insurance	32,679	32,356	31,714
Deposits	647,324	637,943	648,754
Federal Home Loan Bank borrowings	171,887	190,000	190,000
Total stockholders’ equity	253,485	262,905	249,558

Capital Ratios(1):
Tier 1 capital to adjusted tangible assets	17.15%	16.73%	16.07%
Tier 1 risk-based capital to risk weighted assets	25.85	24.95	23.81
Tangible capital to adjusted tangible assets	17.15	16.73	16.07
Risk-based capital to risk weighted assets	27.11	26.21	25.07

(1)	Ratios are for Franklin Federal Savings Bank.

	For the Three Months Ended
	June 30, 2012	March 31, 2012	September 30, 2011
Performance Ratios:
Return on average assets(2)	(0.13)%	0.93%	0.33%
Return on average equity(2)	(0.54)	3.89	1.45
Interest rate spread(2)(3)	2.27	2.27	2.22
Net interest margin(2)(4)	2.65	2.68	2.63
Efficiency ratio(5)	59.28	48.52	45.37
Average interest-earning assets to
average interest-bearing liabilities	123.71	124.41	124.33
Average equity to average assets	23.85	23.76	23.12

(2)	Annualized
(3)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges on OREO and net losses on the sale of fixed assets and foreclosed assets, by the sum of net interest income and other noninterest income, net of impairments of securities, gains or losses on sales of securities, gains and losses on sales of OREO and net gains on sales of fixed assets.

	For the Three Months Ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	September 30, 2011
Asset Quality:
Allowance for Loan Losses
Beginning balance	$11,206	$11,749	$13,432
Provision	(390)	(298)	1,207
Recoveries	12	3	18
Charge-offs	(22)	(248)	(33)
Ending balance	$10,806	$11,206	$14,624
Nonperforming Assets at Period End
Nonaccrual loans	$27,270	$35,966	$42,205
Accruing loans 90+ days past due	-	-	-
Other real estate owned	10,569	8,831	8,627
Total nonperforming assets at period end	$37,839	$44,797	$50,832
Allowance for loan losses as a percent of total loans at period end	2.26%	2.38%	2.95%
Allowance for loan losses as a percent of nonperforming loans at period end	39.63	31.16	34.65
Nonperforming loans as a percent of total loans at period end	5.72	7.63	8.50
Nonperforming assets as a percent of total assets at period end	3.50	4.07	4.63
Net charge-offs to average loans outstanding
during the period (annualized)	0.01	0.21	0.01

Non-GAAP Reconciliation

	For the Three Months Ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	September 30, 2011
Net interest income	$6,709	$6,786	$6,955
Total noninterest (expense) income	(1,341)	188	132
Less: Losses on sales of securities, net	777	-	22
Less: Net impairment reflected in income	2,058	871	637
Less: (Gains) on sales of OREO	(711)	(428)	(100)
Total net interest income and adjusted other noninterest income	$7,492	$7,417	$7,646
Other noninterest expenses	$5,065	$3,612	$3,852
Less: Impairment charges on OREO	(611)	-	(370)
Less: Net losses on sales of fixed assets	(13)	(13)	(13)
Adjusted other noninterest expenses	$4,441	$3,599	$3,469
Efficiency ratio	59.28%	48.52%	45.37%